Exhibit (l)

1900 K Street, N.W. Washington, District of Columbia 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

June 12, 2024

Sound Point Meridian Capital, Inc.

375 Park Avenue, 34th Floor

New York, NY 10152

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Sound Point Meridian Capital, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-272541; 811-23881) as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 9, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as subsequently amended on November 1, 2023, April 15, 2024, May 10, 2024, May 22, 2024, May 29, 2024, June 11, 2024 and on or about the date hereof (the “Registration Statement”), relating to the proposed issuance by the Company of shares (the “Shares”) of the Company’s common stock (the “Common Stock”), par value $0.001 per share, to be sold to underwriters pursuant to an underwriting agreement substantially in the form filed as Exhibit (h) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act and the Investment Company Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the form of the Underwriting Agreement;

(iii)	the Amended and Restated Certificate of Incorporation of the Company;

(iv)	the Bylaws of the Company;

Sound Point Meridian Capital, Inc. June 12, 2024 Page 2

(v)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vi)	resolutions of the board of directors of the Company (the “Board of Directors”) or any committee thereof relating to, among other things, the authorization and issuance of the Shares.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors, employees and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons who are signatories to the documents examined by us and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per Share as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Underwriting Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and judicial interpretations thereof. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP